Exhibit 99.1
Harris Stratex Networks Announces Completion of Merger
Combination Creates Largest Independent Global Provider of Wireless Transmission Network Solutions
Research Triangle Park, NC, January 26, 2007 — Harris Stratex Networks, Inc. (NASDAQ: HSTX), today announced the completion of the combination of Stratex Networks and Harris Corporation’s Microwave Communications Division. Harris Stratex Networks will be listed on the NASDAQ Global Market under the stock symbol HSTX, effective January 29, 2007, at market open. With calendar year 2006 revenue of about $650 million, Harris Stratex Networks is the largest independent provider of wireless transmission network solutions, with customers in over 150 countries.
Harris Stratex Networks offers end-to-end wireless transmission solutions for mobile and fixed wireless service providers, and private networks. The new company’s solutions offering will be the broadest in the industry, including microwave radios for access and trunking applications, carrier-grade Ethernet transmission systems, network management software, and turnkey field services that include network planning, engineering and implementation.
“As Harris Stratex Networks, we expect to have a significant impact on the wireless transmission market through our comprehensive product line and field services, our market-leading technology, and a truly global geographic footprint,” said Guy Campbell, president and chief executive officer of Harris Stratex Networks. “For us, this means increased revenue opportunities in every region and market segment—across the globe.”
With this combination, the new company also expects to gain significant manufacturing cost synergies due to increased volume leverage, more streamlined supply-chain processes, and increased use of outsourced contract manufacturing in low-cost locations. “Our international sales structure has been defined, we have a stronger presence, and we’re ready today to provide enhanced service to our customers,” said Tom Waechter, chief operating officer of Harris Stratex Networks.
Financial Results Call Scheduled for January 30, 2007
At 5:30 p.m. Eastern Time on Tuesday, January 30, 2007, Harris Stratex Networks will host a conference call to discuss the financial results for the quarter ended December 2006 for Stratex Networks, Inc., and pro forma information for the new company, Harris Stratex Networks. Those wishing to join the call should dial 303-262-2138 (no pass code required). A replay of the call will be available starting one hour after the call’s completion and will run until midnight, Eastern Time, on Tuesday, February 6, 2007. To access the replay, dial 303-590-3000 (pass code: 11082112#). A live and an archived webcast of the conference call will also be available via the Internet at www.HarrisStratex.com.
About Harris Stratex Networks, Inc.
Harris Stratex Networks is the world’s leading independent supplier of turnkey wireless network solutions. The company offers reliable, flexible and scalable wireless network solutions, backed by comprehensive professional services and support. Harris Stratex Networks serves all global markets, including mobile network operators, public safety agencies, private network operators, utility and transportation companies, government agencies, and broadcasters. Customers in more than 150 countries depend on Harris Stratex Networks to build, expand and upgrade their voice, data and video solutions. Harris Stratex Networks is recognized around the world for innovative, best-in-class wireless networking solutions and services. For more information, visit www.HarrisStratex.com.
Forward Looking Statement
The information contained in this document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. All statements, trend analyses and other information contained herein about the markets for the services and products of Harris Stratex and trends in revenue, as well as other statements identified by the use of forward-looking terminology, including “anticipate”, “believe”, “plan”, “estimate”, “expect”, “goal” and “intend”, or the negative of these terms or other similar expressions, constitute forward-looking statements. These forward-looking statements are based on estimates reflecting the current beliefs of the senior management of Harris Stratex. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including those set forth in this document. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following: the failure to obtain and retain expected synergies from the transactions contemplated by the combination agreement; rates of success in executing, managing and integrating key acquisitions and transactions, including the integration of the operations, personnel and businesses of the Stratex Networks, Inc. with those of the former Microwave Communications Division of Harris Corporation; the ability to achieve business plans for Harris Stratex; the ability to manage and maintain key customer relationships; the ability to fund debt service obligations through operating cash flow; the ability to obtain additional financing in the future and react to competitive and technological changes; the ability to comply with restrictive covenants in Harris Stratex’s indebtedness; the ability to compete with a range of other providers of microwave communications products and services; the effect of technological changes on Harris Stratex’s businesses; the functionality or market acceptance of new products that Harris Stratex may introduce; the extent to which Harris Stratex’s future earnings will be sufficient to cover its fixed charges; Harris Stratex will be subject to intense competition; the failure of Harris Stratex to protect its intellectual property rights; currency and interest rate risks; the impact of political, economic and geographic risks on international sales; the ability to retain the principal sources of revenue of Stratex Networks, Inc. and Harris Microwave Communications Division; and future changes in prices for Harris Stratex’s products and services.
For more information regarding the risks and uncertainties of the microwave communications business as well as risks relating to the combination of Harris Microwave Communications Division and Stratex, see “Risk Factors” in the proxy statement/ prospectus included in the registration statement on Form S-4, as well as other reports filed by Harris Stratex with the U.S. Securities and Exchange Commission from time to time. Harris Stratex undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.
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CONTACTS
Media inquiries: Kami Spangenberg, Harris Stratex Networks, (919) 767-5238, kami.spangenberg@hstx.com
Investor inquiries: Mary McGowan, Summit IR Group Inc., 408-404-5401, mary@summitirgroup.com